Exhibit 99.1

Suburban Propane Partners, L.P. Announces Redemption

of $133.4 Million of Its 7 3/8% Senior Notes Due 2021

Whippany, New Jersey, June 27, 2013 — Suburban Propane Partners, L.P. (NYSE: SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity (the “Partnership”), today announced that it is issuing a notice of partial redemption for $133.4 million aggregate principal amount of its outstanding 7 3/8% Senior Notes due 2021 (the “2021 Notes”) at a cash redemption price equal to 107.375% of the principal amount of the 2021 Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The redemption date will be August 2, 2013. Upon completion of the redemption, approximately $370.0 million aggregate principal amount of the 2021 Notes will remain outstanding.

Payment of the redemption price will be made on or after the redemption date only upon presentation and surrender of the 2021 Notes to the paying agent. Interest on the 2021 Notes that have been called for redemption will cease to accrue on and after the redemption date.

The notice of partial redemption will be distributed by The Bank of New York Mellon, the trustee for the 2021 Notes, to the registered holders of the 2021 Notes. Copies of the notice of partial redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York Mellon at 1.800.254.2826. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.